Exhibit 2.2


                            AMENDMENT NUMBER 1 TO THE

                          AGREEMENT AND PLAN OF MERGER

         This AMENDMENT NUMBER 1 to the AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1999 (this "Amendment"), is entered into by and between Webster Financial Corporation, a Delaware corporation ("Webster") and MECH Financial, Inc., a Connecticut corporation ("MECH"). Unless otherwise defined herein, capitalized terms in this Amendment are as defined in the Agreement.

         WHEREAS, Webster and MECH entered into an Agreement and Plan of Merger, dated as of December 1, 1999 (the "Agreement") pursuant to which, among other things, MECH will merge with and into Webster; and

         WHEREAS, the Boards of Directors of Webster and MECH have determined that it is advisable and in the best interests of their respective companies and shareholders to amend the Agreement to provide that the Merger contemplated by the Agreement may be accounted for as a purchase transaction;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Agreement, and intending to be legally bound hereby, the parties agree to amend Agreement as follows:

         FIRST

MECH hereby represents and warrants to Webster, which representation and warranty is being relied upon by Webster as a material inducement to enter into and perform this Amendment, that MECH has received an oral opinion from KBW, to be confirmed in writing, to the effect that, in KBW's opinion, the consideration to be paid by Webster to stockholders of MECH pursuant to the Agreement, as amended hereby, is fair to such holders of MECH Common Stock from a financial point of view ("Updated Fairness Opinion") and KBW has consented to the inclusion of the written Updated Fairness Opinion in the Registration Statement.

         SECOND

Section 1.10 of the Agreement is hereby revised and replaced in its entirety by the following language:

                  1.10     ACCOUNTING TREATMENT.

                           It is intended  that the Merger be accounted for as a
                  "purchase" transaction under generally accepted accounting principles ("GAAP"), unless otherwise determined by Webster.

         THIRD

Section 4.11 of the Agreement is hereby revised and replaced in its entirety by the following language:

                  4.11     TAX AND ACCOUNTING TREATMENT OF MERGER.

                           As of the  date of  this  Agreement,  Webster  is not
aware of any fact or state of affairs that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

         FOURTH

Section 5.1(k) of the Agreement is hereby revised by replacing the last sentence thereof with the following language:

                  Bonus, commission and other incentive payments may continue to be made in the ordinary course in accordance with past practices to the extent such payments would not jeopardize the pooling-of-interests accounting treatment for the Merger, whether or not the Merger is accounted for as a pooling-of-interests.

         FIFTH

Section 5.5 of the Agreement is hereby revised and replaced in its entirety by the following language:

                  5.5      QUALIFIED PLANS.

                           MECH  and its  Subsidiary  may not  terminate  any of
                  their respective plans that are intended to be "qualified" under Code section 401, except that MECH and its Subsidiary may terminate their employee stock ownership plan (the "MECH ESOP") and the Mechanics Savings Bank Pension Plan to the extent that such termination would not jeopardize the "qualified" status of either such plan. As to any of such plans that are not terminated, pro-rata proportional accruals may be made to the account of each participant in such plan at the Effective Time, in accordance with the provisions of the plan and in accordance with past practice and in the same proportion as the percentage of a year that has passed as of the Effective Time bears to the full year. For example, if the Effective Time is July 1, 2000, 183 days will have passed, including the day of the Effective Time as a day that has passed, representing 50% of the days in the year 2000. Accordingly, an accrual of 50% of the aggregate annual accrual for the applicable plan may be made at the Effective Time. Nevertheless, no such accruals shall be made to the extent any such accrual would jeopardize the pooling-of-interests accounting treatment of the Merger, (whether or not the Merger is accounted for as a pooling of interests), or the qualified status of the applicable plan.


         SIXTH

         Section 6.6(b) of the Agreement is hereby amended by adding the following new sentence at the end thereof:

                  Notwithstanding the foregoing, if MECH and its Subsidiary terminate the MECH ESOP before the Effective Time, Webster and Webster Bank shall not be required to allow the MECH Employees to participate in any employee stock ownership plan maintained by Webster or Webster Bank until January 1, 2002.

         SEVENTH

         Section 7.1(g) of the Agreement is hereby deleted in its entirety.

         EIGHTH

         The definition of "Index Group" at Section 8.1 of the Agreement is hereby revised and replaced in its entirety by the following language:

                  "Index Group" means the bank and savings and loan holding companies set forth at Annex A hereto, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination

                  Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price.



         IN WITNESS WHEREOF, Webster and MECH have caused this Amendment Number 1 to the Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WEBSTER FINANCIAL CORPORATION

ATTEST:

By:   /s/ Harriet Munrett Wolfe                 By:  /s/ James C. Smith
     --------------------------------------         ----------------------------
     Name: Harriet Munrett Wolfe                    Name:  James C. Smith
     Title:   Senior Vice President,                Title: Chairman and Chief
              General Counsel and Secretary                Executive Officer





MECH FINANCIAL, INC.

ATTEST:

By:  /s/ Thomas M. Wood                   By: /s/ Edgar C. Gerwig
     ----------------------------------       ----------------------------
     Name:   Thomas M. Wood                   Name:   Edgar C. Gerwig
     Title:    Executive Vice President       Title:  Chairman, President and
                                                      Chief Executive Officer

                                     ANNEX A

Company                                                          Symbol                                  Weighing (%)
-------                                                          ------                                  ------------
Peoples Heritage Financial Group, Inc.                            PHBK                                      11.67%
Astoria Financial Corporation                                     ASFC                                      11.60%
Valley National Bancorp                                           VLY                                       10.48%
Roslyn Bancorp, Inc.                                              RSLN                                       9.58%
People's Bank (MHC)                                               PBCT                                       9.23%
Fulton Financial Corporation                                      FULT                                       9.16%
Commerce Bancorp, Inc.                                            CBH                                        8.53%
Chittenden Corporation                                            CHZ                                        6.33%
Independence Community Bancorp                                    ICBC                                       5.70%
Staten Island Bancorp, Inc.                                       SIB                                        5.17%
Susquehanna Bancshares, Inc.                                      SUSQ                                       4.33%
Queens County Bancorp, Inc.                                       QCSB                                       4.22%
Richmond County Financial Corp.                                   RCBK                                       4.01%
                                                                                                             -----

                                                                                                            100.0%